Exhibit 4.6.1

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Indenture

Entered into and executed in Tel Aviv, on March 7, 2012

Between
Cellcom Israel Ltd.
of 10 HaGavish St., Netanya
Telephone: 052-9989595
Fax: 098607986
(The “Company”)
of the First Part;
And:
Strauss Lazar Trust Company (1992) Ltd.
of 17 Yitzchak Sade St., Tel Aviv
Telephone: 03-6237777
Fax: 03-5613824
(The “Trustee”)
of the Second Part;

Whereas
On July 14, 2011, The Company and Hermetic Trust (1975) Ltd. (“Hermetic”) engaged in an indenture (the “First Indenture”) with respect to a shelf prospects published by the Company on July 18, 2011, (the “Shelf Prospectus”), according to which the Company may issue, inter alia, Series F and/or Series G Debentures of the Company, and/or Debentures of other series (if and insofar as it is determined in their first offering report that the provisions hereof apply thereto) (the “Debentures”); and

Whereas
The Company intends to publish under the Shelf Prospectus a shelf offering report or shelf offering reports, under which the Company shall initially offer the Debentures (the “Offering Report” or the “Shelf Offering Report”; and

Whereas
Hermetic cannot act as a trustee for the Debentures that the Company intends to issue under the Shelf Prospectus due to a concern of a potential conflict of interests, and the Company applied to the Trustee in order that it step into Hermetic’s shoes as a trustee with respect to the Debentures (as defined above), and the Trustee agreed to act as a trustee for the Debentures and step into Hermetic’s shoes, on the condition that the terms of the Shelf Prospectus and hereof shall bind the Company and the Trustee and the Trustee shall be deemed to have acted initially as a trustee for the First Indenture with respect to the Debentures, subject to the provisions hereof with the amendments hereto, as applicable from time to time; and

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

Whereas
The Trustee declares that it is a company registered in Israel, engaged in trusts and it complies with the qualification requirements set forth in the Securities Law, 5728-1968 to serve as a trustee for the Debentures; and

Whereas
The Trustee declares, after an independent examination performed thereby, that there is no impediment with respect thereof according to any law or agreement that applies to the Trustee against the engagement thereof with the Company in this Indenture, of which the provisions of the First Indenture are an integral part; and

Whereas
The parties wish to fill out the details of the Debentures with the concrete details, as they shall be stated in the Shelf Offering Report to be published by the Company and as specified below and set forth supplements and modifications that shall apply in the First Indenture, with respect to the Debentures only, as specified herein below and as shall be specified in Amendment and Supplement no. 1 to the First Indenture, such that this Indenture and the Schedule thereto shall supersede the Indenture and the modification and supplement thereto as executed between the parties on January 19, 2012;

Now therefore it has been declared, stipulated and agreed between the parties as follows:

1.	General

1.1.
The provisions of the First Indenture, which is attached hereto as Annex A, constitute an integral part hereof and shall apply in the relations between the parties and with respect to the Debentures, while for the purpose of this Indenture, the Trustee shall be Strauss Lazar Trust Company (1992) Ltd.

1.2.	Unless explicitly stated otherwise in this Indenture, all of the provisions of the First Indenture shall remain in force, subject to the modification of the Trustee’s identity and fees, as follows:

In Section 20.1.1 of the First Indenture, the words “NIS 15,000” shall be replaced by “NIS 18,000” and the words “NIS 12,500” by “NIS 15,000”.

1.3.	In case of discrepancy between the provisions hereof and the provisions of the First Indenture, the provisions hereof shall prevail.

2.	Notwithstanding the aforesaid, the Debentures shall include the provisions of Amendment and Supplement no. 1 hereto.

3.
Except for the provisions of Amendment and Supplement no. 1 hereto as aforesaid in Section 2 above, the Trustee’s details as aforesaid and the modifications and supplement as aforesaid, no modification is made in the remaining terms of the Indenture and the First Indenture and its provisions shall continue to apply between the parties with respect to the Debentures.

TRANSLATION FROM HEBREW THE BINDING VERSION IS THE HEBREW VERSION

4.
It shall be clarified that the provisions of this Indenture, including the Amendment hereof, shall only apply with respect to the Series F Debentures, the Series G Debentures and debentures of other series (if and insofar as it is determined in the first offering report of the debentures of the other series as aforesaid that the provisions hereof shall apply thereto) and it does not apply the terms specified herein to other series of debentures which the Company may offer under the Shelf Prospectus and in whose offering report it was not determined that the provisions hereof apply in respect thereof.

5.	By signing this Agreement the Trustee authorizes any of the Company’s authorized signatories to report in its name in the MAGNA system of its engagement herein and its execution hereof.

In witness whereof the parties have hereunto set their hands:

Cellcom Israel Ltd.	Strauss Lazar Trust Company (1992) Ltd

Signed by: Yaacob Heen CFO	Signed by: Uri Lazar

Attorney’s Certification

I, the undersigned, Adv. Liat Menahemi Stadler, hereby certify that this Indenture was signed lawfully by the authorized signatories of Cellcom Israel Ltd., Mr. Yaacob Heen.

Liat Menahemi Stadler, Adv.